EXHIBIT 99.1
July 18, 2024

Atmus Filtration Technologies Announces Capital Return to Shareholders

NASHVILLE, Tenn. – Atmus Filtration Technologies Inc. (Atmus; NYSE: ATMU), a global leader in the filtration industry, announced today that its Board of Directors has declared its first quarterly cash dividend in the amount of $0.05 per common share, payable on August 14, 2024 to shareholders of record at the close of business on August 1, 2024. In addition, the Board of Directors has authorized a $150 million share repurchase program, effective immediately.

“We are pleased to announce this comprehensive capital return program as part of our ongoing commitment to strengthen total shareholder value,” said Steph Disher, Chief Executive Officer of Atmus. “The strong cash generation ability of our business allows us to deliver high quality solutions to our customers, invest in strategic growth initiatives and now return capital to shareholders.”

Under the share repurchase program, the Company's common shares may be repurchased in the open market or in privately negotiated transactions, at prices that the Company deems appropriate and subject to numerous factors, including share price, trading volume, general market conditions, applicable law and other factors deemed relevant by the Company. Open market repurchases will be conducted according to the limitations in Rule 10b-18 under the Securities Exchange Act of 1934, and applicable legal requirements. The repurchase program does not obligate the Company to repurchase any dollar amount or number of shares. The program does not have an expiration date and may be suspended or discontinued at any time. The Company expects to use cash generated by operations and cash on hand to fund repurchases under the program

About Atmus Filtration Technologies Inc.
Atmus Filtration Technologies Inc. is a global leader in filtration and media solutions. For more than 65 years, the company has combined its culture of innovation with a rich history of designing and manufacturing filtration solutions. With a presence on six continents, Atmus serves customers across truck, bus, agriculture, construction, mining, marine and power generation vehicle and equipment markets, along with providing comprehensive aftermarket support and solutions. Headquartered in Nashville, Tennessee (U.S.), Atmus employs approximately 4,500 people globally who are committed to creating a better future by protecting what is important. Learn more at https://www.atmus.com.

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Media Contacts

Investor relations:
Todd Chirillo
investor.relations@atmus.com

Media relations:
Keri Moenssen
media.inquiries@atmus.com
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